Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

January 12, 2006

FTI Consulting, Inc.

500 East Pratt Street, Suite 1400

Baltimore, Maryland 21202

Re:	Registration of Securities of FTI Consulting, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of FTI Consulting, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of (i) $150,000,000 in aggregate principal amount of 3 3/4% Convertible Senior Subordinated Notes due July 15, 2012 (the “Notes”), (ii) such indeterminate number of shares of common stock, par value $0.01 per share (“Common Stock”) of the Company as may be issuable from time to time upon conversion of the Notes (the “Conversion Shares”), and (iii) the guarantees of the Notes (the “Guarantees”) by each of the parties listed on Schedule I hereto (the “Maryland Guarantors”), Teklicon, Inc., a California corporation (“Teklicon” and, together with the Maryland Guarantors, the “Opinion Guarantors”) and Technology & Financial Consulting, Inc., a Texas corporation (“Technology & Financial Consulting” and, together with the Opinion Guarantors, the “Guarantors”).

We are of the opinion that:

1.    The Notes have been duly authorized by all necessary corporate action on the part of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

2.    The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, dated as of August 2, 2005, by and between the Company and Wilmington Trust Company, as trustee, will be validly issued, fully paid and non-assessable.

3.    The Guarantees to be issued by the Opinion Guarantors have been duly authorized by all necessary corporate or other action, as applicable, on the part of the Opinion Guarantors and the Guarantee of each Guarantor is a legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

For purposes of our opinion in paragraph 3 above, we have assumed that Technology & Financial Consulting has duly authorized the Guarantees.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included as part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP

SCHEDULE I

MARYLAND GUARANTORS

FTI, LLC, a Maryland limited liability company

FTI Repository Services, LLC, a Maryland limited liability company

Lexecon, LLC, a Maryland limited liability company

FTI Cambio LLC, a Maryland limited liability company

FTI IP, LLC, a Maryland limited liability company

FTI Compass, LLC, a Maryland limited liability company

FTI Investigations, LLC, a Maryland limited liability company

3